Exhibit 4.7.12

AMENDMENT NO. 11

TO THE NATIONAL CITY

SAVINGS AND INVESTMENT PLAN

(amended and restated effective January 1, 2001)

National City Corporation, a Delaware corporation, and National City Bank, a national banking association, Trustee, hereby evidence the adoption of this Amendment No. 11 to the National City Savings and Investment Plan, as amended and restated as of January 1, 2001 (the “Plan”).

1. Effective January 1, 2008, Section 6.3 of Article VI of the Plan is hereby amended by the deletion of paragraph (3) thereunder and the substitution of a new subsection 6.9 in lieu thereof to read as follows:

“(3) Notwithstanding anything in Subsections (1) or (2) above, a Participant described in Subsection (1) of this Section may elect to withdraw all or any portion of his Vested Interest in his Account in the form of a single sum payment.”

2. Effective January 1, 2008, Article VI of the Plan is hereby amended by the deletion of Section 6.9 thereunder and the substitution of a new Section 6.9 in lieu thereof to read as follows:

“6.9 Withdrawal of Contributions Upon Attainment of Age 59- 1/2. A Participant who is an Employee and who is at least age 59- 1/2 may elect to withdraw all or any portion of his Vested Interest in his Account in the form of a single sum payment or a distribution of NCC Stock. Withdrawals pursuant to this Section will be paid to the Participant as soon as practicable after, and shall be valued as of, the Valuation Date on which, or next following after, the Participant files an application for withdrawal with the Committee.”

3. Effective January 1, 2008, Article VI of the Plan is hereby amended by the deletion of Section 6.10 thereunder and the substitution of a new Section 6.10 in lieu thereof to read as follows:

“6.10 Withdrawal of After-Tax and Transfer Contributions. (1) A Participant, whether or not he is an Employee, may elect to withdraw all or any portion of his After-Tax Contributions Sub-Account.

(2) A Participant, whether or not he is an Employee, may elect to withdraw all or any portion of his Transfer Contributions Sub-Account which is attributable to Transfer Contributions described in Section 3.4(2).

(3) A Participant, whether or not he is an Employee, may elect to withdraw all or any portion of his Sub-Account which was required to be established by any Appendix to the Plan; provided, however, that this Subsection (3) shall not apply to any portion of any Sub-Account which is maintained irrespective of such Appendix.

(4) Withdrawals pursuant to this Section shall be paid to the Participant as soon as practicable after, and shall be valued as of, the Valuation Date on which, or next following after, the Participant files an application for a withdrawal with the Committee.

4. Effective January 1, 2008, the Plan is hereby amended by the addition of a new Article XVIII to read as follows:

“ARTICLE XVIII – ROTH ELECTIVE CONTRIBUTIONS

Section 18.1 General Application. This article will apply to contributions beginning with the first day of the first taxable year beginning on or after January 1, 2008. As of that date, the Plan will accept Roth Elective Contributions made on behalf of Participants. A Participant’s Roth Elective Contributions will be allocated to a separate Sub-Account maintained for such contributions as described in Section 18.2. Unless specifically stated otherwise, Roth Elective Contributions will be treated as Before Tax Contributions for all purposes under the Plan.

Section 18.2 Separate Accounting. Contributions and withdrawals of Roth Elective Contributions will be credited and debited to the Roth Elective Contributions Sub-Account maintained for each Participant. The Plan will maintain a record of the amount of Roth Elective Contributions in each Participant’s Sub-Account. Gains, losses, and other credits or charges must be separately allocated on a reasonable and consistent basis to each Participant’s Roth Elective Contributions Sub-Account and the Participant’s other Sub-Accounts under the Plan. No contributions other than Roth Elective Contributions and properly attributable earnings will be credited to each Participant’s Roth Elective Contributions Sub-Account.

Section 18.3 Direct Rollovers. (1) Notwithstanding Section 6.15 of the Plan, a direct rollover of a distribution from a Roth Elective Contributions Sub-Account under the Plan will only be made to another Roth elective deferral account under an applicable retirement plan described in Section 402(e)(1) of the Code or to a Roth IRA described in Section 408A of the Code, and only to the extent the rollover is permitted under the rules of Section 402(c) of the Code.

(2) Notwithstanding Section 3.4 of the Plan, the Plan will accept a rollover contribution to a Roth Elective Contributions Sub-Account only if it is a direct rollover from another Roth elective deferral account under an applicable retirement plan described in Section 402A(e)(1) of the Code and only to the extent the rollover is permitted under the rules of Section 402(c) of the Code.

(3) The Plan will not provide for a direct rollover (including an automatic rollover) for distributions from a Participant’s Roth Elective Contributions Sub-Account if the amount of the distributions that are eligible rollover distributions and are reasonably expected to total less than $200 during a year. In addition, any distribution from a participant’s Roth Elective Contributions Sub-Account is not taken into account in determining whether distribution from a Participant’s other Sub-Accounts are reasonably expected to total less that $200 during a year. However, eligible rollover distributions from a participant’s Roth Elective Contributions Sub-Account are taken into account in determining whether the total amount of the Participant’s Account balances under the Plan exceeds $1,000 for purposes of mandatory distributions from the Plan.

(4) The provisions of the Plan that allow a Participant to elect a direct rollover of only a portion of an eligible rollover distribution but only if the amount rolled over is at least $500 is applied by treating any amount distributed from the Participant’s Roth Elective Contributions Sub-Account as a separate distribution from any amount distributed from the Participant’s other Sub-Accounts in the Plan, even if the amounts are distributed at the same time.

Section 18.4 Correction of Excess Contributions. In the case of a distribution of excess contributions, a Highly Compensated Employee may designate the extent to which the excess amount is composed of Before Tax Contributions and Roth Elective Contributions but only to the extent such types of contributions were made for the year. If the Highly Compensated Employee does not designate which type of elective deferral contributions are to be distributed, the Plan will distribute Before Tax Contributions first.

Section 18.5 Definition of Roth Elective Contributions. A Roth Elective Contribution is an elective deferral contribution that is:

(a) Designated irrevocably by the Participant at the time of the Salary Reduction Agreement as a Roth Elective Contribution that is being made in lieu of all or a portion of the Before Tax Contributions the Participant is otherwise eligible to make under the Plan; and

(b) Treated by the Employer as includible in the Participant’s income at the time the Participant would have received that amount in cash if the Participant had not made a Salary Reduction Agreement.”

5. Effective as of January 1, 2007, Appendix AX to the Plan, relating to the acquisition of Harbor Florida Bancshares by National City Corporation is hereby amended by the deletion of Appendix AX in its entirety and the substitution of a new Appendix AX in lieu thereof to read as set forth as attached hereto.

6. Effective as of the dates set forth herein below, Article XVII of the Plan is hereby amended by adding the following new Sections at the end thereof:

“17.58 Appendix BF – Relating to the acquisition of Fidelity Bankshares, Inc. by National City Corporation. Attached hereto and made a part of this Plan is Appendix BF which relates to the acquisition of Fidelity Bankshares, Inc. by National City Corporation and is effective as of March 1, 2007.

17.59 Appendix BG – Relating to the acquisition of MAF Bancorp, Inc. by National City Corporation. Attached hereto and made a part of this Plan is Appendix BG which relates to the acquisition of MAF Bancorp, Inc. by National City Corporation and is effective as of January 1, 2008.

17.60 Appendix BH – Wayne Bancorp, Inc. and Affiliates 401(k) and Profit Sharing Plan – Merger into this Plan. Attached and made a part of this Plan is Appendix BH relating to and providing for the merger of the Wayne Bancorp, Inc. and Affiliates 401(k) and Profit Sharing Plan into this Plan, effective October 1, 2007 (or such later date as may be required by applicable law).

This Amendment No. 11 is executed at Cleveland, Ohio this 17 th day of December, 2007 but effective as otherwise set forth above.

NATIONAL CITY BANK, TRUSTEE		NATIONAL CITY CORPORATION

By:	/s/ Christopher J. Dziak	By:	/s/ Shelley J. Seifert
Title:	Assistant Vice President	Title:	Executive Vice President

		By:	/s/ Jeffrey D. Kelly
		Title:	Vice Chairman and CFO

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